EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 27, 2010	Brendan J. McGill
Executive Vice President & CFO
215-256-8828

Harleysville Savings Financial Corporation Announces Declaration
of Regular Cash Dividend for the First Fiscal Quarter 2010

Harleysville, PA., January 27, 2010 – Harleysville Savings Financial

Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend of $.19 per share on the Company’s common stock which represents a 5.27% increase from the prior year.  This is the 90th consecutive quarter that the Company has paid a cash dividend to its stockholders.  The cash dividend will be payable on February 24, 2010 to stockholders of record on February 10, 2010.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA.  Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.